Exhibit 10i-1

NORTHWEST NATURAL GAS COMPANY

Waiver of Forfeiture Provisions of Non-Employee Directors Stock Compensation Plan for Deceased Director

On December 16, 2004, the Board of Directors waived forfeiture provisions of the Company’s Non-Employee Directors Stock Compensation Plan (“NEDSCP”) with respect to approximately 2,808 unvested shares of Company stock held in the account of Melody C. Teppola, a director of the Company who died on December 6, 2004.